Exhibit (d)(52)
CONSULTING GROUP CAPITAL MARKETS FUNDS
INTERIM INVESTMENT ADVISORY AGREEMENT
June 1, 2009
Pacific Investment Management Company LLC
840 Newport Center Drive
Suite 300
Newport Beach, CA 92660
Ladies and Gentlemen:
     Under an agreement (the “Interim Agreement”) between the Consulting Group Capital Markets Funds, a Massachusetts business trust (the “Trust”), and Citigroup Investment Advisory Services, LLC, (the “Manager”), the Manager serves as the Trust’s investment manager and has the responsibility of evaluating, recommending, supervising and compensating investment advisers to each series of the Trust.
     The Manager hereby confirms its agreement with Pacific Investment Management Company LLC (the “Adviser”) with respect to the Adviser’s serving as an investment adviser of Intermediate Fixed Income Investments (the “Portfolio”), a series of the Trust, as follows:
     Section 1. Investment Description; Appointment
     (a) The Trust desires to employ the Portfolio’s capital by investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in its Master Trust Agreement dated April 12, 1991, as amended from time to time (the “Trust Agreement”), in the prospectus (the “Prospectus”) and in the statement of additional information (the “Statement of Additional Information”) filed with the Securities and Exchange Commission (the “SEC”) as part of the Trust’s Registration Statement on Form N-1A, as amended from time to time (the “Registration Statement”), and in the manner and to the extent as may from time to time be approved in the manner set forth in the Trust Agreement. Copies of the Trust’s Prospectus, the Statement of Additional Information and the Trust Agreement have been or will be submitted to the Adviser.
     (b) The Manager, with the approval of the Trust, hereby appoints the Adviser to act as an investment adviser to the Portfolio for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.
     Section 2. Portfolio Management Duties
     (a) Subject to the supervision of the Manager and the Trust’s Board of Trustees, the Adviser will (i) manage the portion of the Portfolio’s assets allocated to the Adviser by the Manager and subject to the review of the Board of Trustees (“Allocated Assets”) in accordance with the Portfolio’s investment objectives, policies and limitations as stated in the Trust’s Prospectus and Statement of Additional Information; (ii) make investment decisions with respect to Allocated Assets; and (iii) place orders to purchase and sell securities and, where appropriate, commodity futures contracts and options of any type with respect to Allocated Assets. The Manager understands that the Adviser does not guarantee that any investment objectives will be achieved.
     (b) The Adviser will keep the Trust and the Manager informed of developments materially affecting the Portfolio and shall, on the Adviser’s own initiative, furnish to the Trust and the Manager from time to time whatever information the Adviser believes appropriate for this purpose.

     (c) The Adviser agrees that, with respect to the management of the Allocated Assets, it will comply with applicable provisions of the Investment Company Act of 1940, as amended (the “Act”), and all rules and regulations thereunder, all applicable federal and state laws and regulations and with any applicable procedures adopted by the Trust’s Board of Trustees, provided in writing or such other means as they may agree, to the Adviser.
     (d) The Manager will provide to the Adviser at the end of each calendar month a list (the “Monthly List”) of the securities comprising the Allocated Assets as of such month end. The Adviser agrees that it will review the Monthly List and promptly alert the Manager’s controller, by facsimile at (     )       -      or such other means as they may agree, as to any discrepancies between the Adviser’s records of such holdings and the Monthly List. Upon the specific request of the Manager, the Adviser shall provide to the Manager the Adviser’s opinion as to the value of a security included in the Allocated Assets in order to assist the Manager, or the Trust’s Board of Trustees, as the case may be, in determining the value of such security.
     (e) The Adviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the Adviser of any of its obligations hereunder, nor shall the Manager, the Trust or the Portfolio be responsible for any additional fees or expenses hereunder as a result.
     Section 3. Brokerage
     (a) The Adviser agrees that it will place orders pursuant to its investment determinations with respect to Allocated Assets either directly with the issuer or with brokers or dealers selected by it in accordance with the standards specified in paragraphs (b) and (c) of this Section 3. The Adviser may, but need not, place orders with respect to Allocated Assets with (i) the Manager or its affiliates (ii) the Adviser or its affiliates or (iii) any other adviser to the Portfolio or its affiliates, in accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, Section 17(e) of the Act and Rule 17e-1 thereunder and other applicable laws and regulations.
     (b) In placing orders with brokers and dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis.
     (c) In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Trust and/or other accounts over which the Adviser or an affiliate exercise investment discretion. In connection with underwritten fixed-price new issues of securities, the Adviser may receive new issue credits from managers or members of the underwriting syndicate for research services (as defined above). In connection with agency transactions, the Adviser may cause the Portfolio to pay to a broker-dealer a commission in excess of that another broker-dealer may charge for the same transaction, if the Adviser determines in good faith that the commission charged is reasonable in relation to the value of brokerage and research services (as defined above) provided by such broker, viewed either in terms of the particular transaction or the Adviser’s overall responsibilities with respect to accounts over which the Adviser exercises investment discretion.
     Section 4. Information Provided to the Manager and the Trust
     (a) The Adviser agrees that it will make available to the Manager and the Trust promptly upon their request copies of all of its investment records and ledgers with respect to the Portfolio to assist the Manager and the Trust in monitoring compliance with the Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as well as other applicable laws. The Adviser will furnish the Trust’s Board of Trustees such periodic and special reports with respect to the Allocated Asset as the Manager and the Board of Trustees may reasonably request.
     (b) The Adviser agrees that it will immediately notify the Manager and the Trust in the event that the Adviser or any of its affiliates: (i) becomes subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (ii) is or reasonably expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as stated therein and acknowledges that they are true and correct and contain no material misstatement or omission, and it further agrees to notify the Manager and the Trust’s Administrator immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Prospectus or Statement of Additional Information of the Trust, or any amendment or supplement thereto, or any statement contained therein that becomes untrue in any material respect.
     (c) The Adviser represents that it is an investment adviser registered under the Advisers Act and other applicable laws and that the statements contained in the Adviser’s registration under the Advisers Act on Form ADV, as of the date hereof, are true and correct and do not omit to state any material fact required to be stated therein or necessary in order to make the statement therein not misleading. The Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with all legal requirements relating to that Form. The Adviser acknowledges that it is an “investment adviser” to the Portfolio with respect to the Allocated Assets within the meaning of the Act and the Advisers Act.
     (d) The Manager acknowledges that it is an investment adviser registered under the Advisers Act and other applicable laws. The Manager further acknowledges that the appointment of the Adviser has been duly authorized and the transactions contemplated herein are in conformity with the Trust’s governing documents.
     Section 5. Books and Records
     In compliance with the requirements of Rule 31a-3 under the Act, the Adviser hereby agrees that all records that it maintains for the Trust are available to the Trust and further agrees to surrender promptly to the Trust copies of any such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records required to be maintained by Rule 31a-1 under the Act and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in that Rule.
     Section 6. Compensation
     All compensation due to the Manager for the services it provides to the Trust under the Interim Agreement will be credited to an interest-bearing escrow account held at Brown Brothers Harriman and Co. (the “Escrow Agent”) subject to the terms and conditions of an escrow agreement among the Manager, the Trust, and the Escrow Agent. Pursuant to the terms of the escrow agreement, in consideration of services rendered pursuant to this Agreement, the Escrow Agent will pay the Adviser a fee that is computed daily and paid monthly at the annual rate of 0.25%, based on the average daily value of Allocated Assets as determined by the Trust’s accounting agent (the “Portfolio Advisory Fee”). Compensation for any partial period shall be pro-rated based on the length of the period.
     Section 7. Costs and Expenses

     During the term of this Agreement, the Adviser will pay all expenses incurred by it and its staff in connection with the performance of its services under this Agreement, including the payment of salaries of all officers and employees of the Trust who are employed by the Adviser.
     Section 8. Standard of Care
     The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement in respect of the Allocated Assets. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Manager or the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Manager or the Trust or to holders of the Trust’s shares representing interests in the Portfolio to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement. Adviser shall not be liable for any act or omission of the custodian bank. The Adviser shall be responsible solely for the management of the Allocated Assets, and the Adviser’s compliance with the Act, rules and regulations thereunder, other federal and state laws, and written procedures of the Trust’s Board of Trustees will be determined solely by reference to the Allocated Assets. The Adviser shall have no liability with respect to the actions of any other investment adviser to the Portfolio and shall not be charged with knowledge of the holdings or transaction of any position of the Portfolio other than the Allocated Assets.
     Section 9. Services to Other Companies or Accounts
     (a) It is understood that the services of the Adviser are not exclusive, and nothing in this Agreement shall prevent the Adviser from providing similar services to separate accounts and other investment companies (whether or not their investment objectives and policies are similar to those of the Trust) or from engaging in other activities.
     (b) When the Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Adviser recommends the purchase or sale of the same security for the Trust, it is understood that in light of its fiduciary duty to the Trust such transactions will be executed on a basis that is fair and equitable to the Trust.
     (c) The Trust and the Manager understand and acknowledge that the persons employed by the Adviser to assist in the performance of its duties under this Agreement will not devote their full time to that service; nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.
     (d) Provided the investment objectives of the Portfolio are adhered to, the Manager agrees that the Adviser may aggregate sales and purchase orders of securities, commodities and other investments held in the Portfolio with similar orders being made simultaneously for other accounts managed by the Adviser or with accounts of the affiliates of Adviser, if in the Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Portfolio taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Manager acknowledges that the determination of such economic benefit to the Portfolio by the Adviser represents the Adviser’s evaluation that the Portfolio is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.
     Section 10. Duration and Termination

     This Agreement shall become effective as of the date first written above and shall continue in effect until termination of the Interim Agreement. This Agreement is terminable, without penalty, at any time, by the Manager, by the Board, or by vote of holders of a majority (as defined in the 1940 Act) of the Portfolio’s shares; or on 60 days’ written notice by the Adviser, and will terminate five business days after the Adviser receives written notice of the termination of the Interim Management Agreement between the Trust and the Manager. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).
     Section 11. Confidentiality
     The parties hereto understand that any information or recommendation supplied by either party in connection with the performance of their obligations hereunder is to be regarded as confidential and for use only by the Manager, the Adviser, the Trust or such persons the Manager or the Adviser may designate in connection with the Portfolio.
     Section 12. Amendments
     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in accordance with applicable law.
     Section 13. Limitation of Liability
     The Manager and Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Portfolio, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been duly authorized by the Manager and the Adviser, and signed by an authorized officer of each acting as such.
     Section 14. Delivery of Documents
     Concurrently with the execution of this Agreement, the Adviser is delivering to the Manager a copy of Part II of its Form ADV, as revised, on file with the Securities and Exchange Commission. The Manager acknowledges receipt of such copy.
     The Adviser also has delivered to the Manager a copy of its Disclosure Document, as amended, dated February 13, 2009, on file with the Commodity Futures Trading Commission. The Manager hereby acknowledges receipt of such copy.
     Section 15. Notices
     Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail, recognized air courier or facsimile.

If to the Manager:	The Consulting Group
c/o Citigroup Investment Advisory Services LLC
485 Lexington Ave
New York, NY 10017
Fax: (201) 604-2178
Attention: Israel Grafstein

Title: Assistant Secretary

If to the Adviser:	Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, CA 92660
Fax: (949) 720-1376
Attention: General Counsel
Email: IMANotices@pimco.com
cc: Seth Ruthen, Executive Vice President
Email: seth.ruthen@pimco.com
     Section 16. Miscellaneous
     (a) This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Advisers Act, or rules or orders of the SEC thereunder.
     (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect.
     (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
     (d) Nothing herein shall be construed as constituting the Adviser as an agent of the Trust or the Manager.
     (e) The Manager and the Adviser each agree that it shall promptly notify the other (i) of any changes regarding the information about itself in this Agreement, or (ii) if any of its representations or warranties hereunder are no longer true or completely accurate.
     (f) This Agreement may be amended at any time but only by the mutual agreement of the parties, in writing.
     (g) This Agreement constitutes the entire agreement between the parties and supersedes in their entirety all prior agreements between the parties relating to the subject matter hereof.
     (h) This Agreement shall be executed in two counterparts, each of which shall be considered to be an original.

     If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE MANAGER:

CITIGROUP INVESTMENT ADVISORY SERVICES,
LLC.

By:	/s/ Dominic Maurillo
Name:	Dominic Maurillo
Title:	COO-CGCM Funds

THE ADVISER:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
By:	/s/ Brent L. Holden
Name:	Brent L. Holden
Title:	Managing Director